Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 24, 2024 with respect to the consolidated financial statements included in the Annual Report of Mama’s Creations, Inc. on Form 10-K for the years ended January 31, 2024 and 2023. We consent to the incorporation by reference of said report in the Registration Statements of Mama’s Creations, Inc. on Forms S-8 (No. 333-224260 and No. 333-270476), Forms S-3 (No. 333-272398 and No. 333-275206) and Form S-1 (No. 333-270087).

/s/ Rosenberg Rich Baker Berman P.A.
Somerset, New Jersey
April 8, 2025